Exhibit 99.1
Revance Reports Fourth Quarter and Full Year 2023 Financial Results,
Provides Corporate Update

–Q4 and full year 2023 product revenue (DAXXIFY® and RHA® Collection) of $58.5 million and $212.7 million, representing approximately 28% and 80% YoY growth, respectively.
–Q4 DAXXIFY volume up 22% over Q3 2023, with over two-thirds of Q4 revenue attributable to reordering accounts.
–2024 product revenue guidance of at least $280 million, supporting blockbuster potential in U.S. aesthetics.
–DAXXIFY for cervical dystonia on track for commercial launch mid-year; Permanent J-Code for DAXXIFY received January 2024.
–2023 GAAP and non-GAAP OPEX on the low end of previously announced guidance ranges; 2024 GAAP and non-GAAP OPEX guidance of $460 million to $490 million and $290 million to $310 million, respectively.
–Cash, cash equivalents and short-term investments of $253.9 million as of December 31, 2023; Management anticipates achieving positive Adjusted EBITDA in 2025.
–Conference call and webcast today at 4:30 p.m. ET.

NASHVILLE, Tenn. —(BUSINESS WIRE)— February 28, 2024 - Revance Therapeutics, Inc. (RVNC, www.revance.com), today reported financial results for the fourth quarter and full year ended December 31, 2023 and provided a corporate update.

Financial Highlights
•Total revenue for the fourth quarter 2023 was $69.8 million compared to $49.9 million for the same period last year, representing a 40% increase, primarily due to increased sales of DAXXIFY. Total revenue for the full year 2023 was $234.0 million compared to $132.6 million for the full year 2022, representing a 77% increase, primarily due to increased sales of the RHA Collection and DAXXIFY. Total revenue for the fourth quarter included $58.5 million of product revenue, which included $34.5 million of RHA Collection revenue and $24.0 million of DAXXIFY revenue, $2.3 million of service revenue and $9.1 million of collaboration revenue.

•Selling, general and administrative (SG&A) expenses for the fourth quarter and full year ended December 31, 2023 were $85.2 million and $297.7 million compared to $65.2 million and $223.9 million, respectively, for the same periods last year, presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Excluding depreciation, amortization, stock-based compensation and restructuring charges, non-GAAP SG&A expenses were $76.5 million and $253.4 million, respectively, for the fourth quarter and full year ended December 31, 2023. The increase on a quarterly and full year basis was primarily due to higher sales and marketing expenses related to the RHA Collection and DAXXIFY.

•Research and development (R&D) expenses for the fourth quarter and full year ended December 31, 2023 were $20.4 million and $79.4 million compared to $19.5 million and $101.3 million, respectively, for the same periods in 2022. The decrease on a full year basis was primarily due to certain manufacturing-related expenses capitalized into inventory for DAXXIFY and an employee retention credit claim recognized in 2023. Excluding depreciation, amortization, stock-based compensation and restructuring charges, non-GAAP R&D expenses were $18.6 million and $65.5 million, respectively, for the fourth quarter and full year ended December 31, 2023.

•Total operating expenses (OPEX) for the fourth quarter and full year ended December 31, 2023 were $123.8 million and $550.8 million compared to $194.3 million and $474.5 million, respectively, for the same periods in 2022. Excluding costs of revenue, depreciation, amortization, stock-based compensation, restructuring and impairment charges, non-GAAP OPEX for the fourth quarter and full year ended December 31, 2023 were $95.2 million and $318.9 million, respectively. GAAP and non-GAAP OPEX were on the low end of the company’s previously stated guidance ranges of $545 million to $585 million and $315 million to $335 million, respectively.

•Net loss for the fourth quarter and full year ended December 31, 2023 was $55.7 million and $324.0 million, respectively, compared to a net loss of $146.0 million and $356.4 million, respectively, for the same periods last year. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the fourth quarter and full year 2023 was a loss of $42.6 million and loss of $160.1 million, respectively, compared to a loss of $47.2 million and a loss of $188.3 million for the same periods last year.

•Cash, cash equivalents and short-term investments as of December 31, 2023 were $253.9 million.
“With the continued growth of DAXXIFY and the RHA Collection and our launch into the therapeutics market this year, we are well positioned to execute on our strategic priorities and achieve our product revenue guidance of at least $280 million in 2024,” said Mark J. Foley, Chief Executive Officer, Revance. “We continue to be encouraged by the sequential growth in DAXXIFY sales volumes since launch driven by our commercial strategy and initiatives, which are centered on our commitment to building strong provider partnerships. Together with the RHA Collection, which is the fastest growing filler in the market, we remain optimistic about our blockbuster opportunity in aesthetics and look forward to building on our launch momentum and capitalizing on our portfolio synergies.”

Foley continued, “In therapeutics, we are excited to realize another key milestone in the launch of DAXXIFY for cervical dystonia. We received our J-Code in early January and have already achieved greater than 50% commercial coverage ahead of launch, underscoring the team’s ability to execute and the strong potential for DAXXIFY in the large and growing therapeutics botulinum toxin market. To date, we have treated more than 300 patients across ~30 practices as part of our PrevU program, generating positive feedback on the real-world clinical profile of DAXXIFY. I would like to thank our therapeutics team for their incredible work to bring to market a compelling treatment alternative for cervical dystonia patients. Looking ahead, 2024 will be a dynamic year for Revance. Our focused investments to drive commercial growth combined with our disciplined expense management will not only support our ability to reach our corporate objectives for the year but also achieve positive Adjusted EBITDA in 2025.”

Fourth Quarter Highlights and Subsequent Updates
Aesthetics
•Sequential growth in DAXXIFY adoption in the first five quarters of market introduction, generating $95.0 million in total revenue, and surpassing the combined sales of the last three neuromodulators to enter the market in their respective launch periods.
•Fourth quarter and full year 2023 DAXXIFY revenue of $24.0 million and $84.0 million, respectively. Q4 DAXXIFY volume sold increased 22% over the third quarter, with revenue offset by a lower average selling price resulting from the new DAXXIFY pricing strategy. Revenue from reordering accounts represented more than two-thirds of total DAXXIFY revenue in the fourth quarter and the company ended the year with over 3,000 accounts that have ordered DAXXIFY.
•RHA Collection continues to be the fastest-growing filler by market share out of the six brands on the U.S. market. Fourth quarter and full year 2023 RHA Collection revenue of $34.5 million and $128.6 million, respectively.
•In January 2024, the U.S. Food and Drug Administration (FDA) approved the expansion of the label for RHA 3 to include injection into the vermillion body, vermillion border and oral commissure for lip augmentation and lip fullness in adults aged 22 years and older. RHA 3 was previously approved for the correction of moderate to severe dynamic wrinkles and folds, such as nasolabial folds. Revance anticipates launching the new indication in Q2 2024, further expanding the innovation and versatility of the RHA Collection.
•Accounts across Revance’s aesthetic portfolio totaled over 7,000 at the end of the fourth quarter 2023.
Therapeutics
•Revance has already obtained DAXXIFY coverage for over 140 million commercial lives, which includes 25 of the 30 largest payers in the country, representing over 50% of commercial lives covered prior to commercial launch.
•The DAXXIFY cervical dystonia (CD) PrevU program continues to advance. Since the program’s initiation in September 2023, more than 300 patients have been treated with DAXXIFY across approximately 30 practices, allowing Revance to collect valuable real-world clinical insights to help inform the commercial launch strategy and product positioning. Physicians continue to titrate doses across patient treatment cycles to optimize treatment outcomes. Approximately one-third of patients have completed their first treatment cycle and are now in their second treatment cycle. Feedback from physicians and patients on the product’s safety, efficacy and duration of treatment effect has been encouraging and in-line with the ASPEN clinical program.
•Based on a survey conducted by Revance in January, which included all 17 physicians who participated in the PrevU program at inception, 94% of participants indicated that they perceived DAXXIFY to last longer than what they have seen with conventional botulinum toxins, based on their treatment cycle 1 experience.
•Revance is on track to launch DAXXIFY for the treatment of cervical dystonia in mid-year 2024, following the conclusion of the DAXXIFY CD PrevU program. Revance received its permanent J-

Code for DAXXIFY in January 2024 from the U.S. Centers for Medicare & Medicaid Services (CMS), which will streamline the reimbursement path for providers for DAXXIFY.
•Revance announced the publication of its pivotal ASPEN-1 study results in Neurology®, the medical journal of the American Academy of Neurology, reinforcing the long duration of effect and favorable safety profile of DAXXIFY for the treatment of cervical dystonia. The study results served as the basis for the U.S. FDA's approval of the indication in August 2023.
2024 Strategic Priorities
•Aesthetics: Grow DAXXIFY share by highlighting the value proposition of the product’s peptide formulation, long-duration, fast-onset and the appearance of improved skin quality; strengthen provider partnerships through robust engagement initiatives and thought leadership efforts; grow share of RHA Collection with continued training and education, indication expansion and realization of portfolio synergies.
•Therapeutics: Successfully complete the DAXXIFY CD PrevU program; leverage learnings and real-world clinical insights to support commercial success; secure at least 50% commercial coverage by commercial launch, which has already been achieved as of the issuance of this press release; launch DAXXIFY for cervical dystonia mid-year 2024.
•Focused and disciplined capital allocation: Drive top-line growth through focused investments in aesthetics and therapeutics while exercising disciplined expense management and capital allocation. Revance is on track to fully exit its OPUL® payments business by the end of Q1 2024, enabling greater focus on the company’s strategic priorities in aesthetics and therapeutics while generating up to approximately $20 million in annual savings. As a result of the exit of OPUL and prioritization of capital allocation, the company expects its 2024 GAAP and non-GAAP operating expense guidance to be below 2023 levels.
•Enhanced and streamlined organizational structure: With the appointment of Erica Jordan as Chief Commercial Officer in the fourth quarter of 2023, the commercial organization was restructured to integrate and streamline marketing, sales, commercial operations, professional partnerships, strategy, data analytics and professional engagement functions. The new structure is designed to support the company’s strategic priorities by enhancing execution and performance while improving efficiencies.

Further, in connection with the previously announced departure of Dustin Sjuts, President of Revance, effective March 31, 2024, Mark Foley, Chief Executive Officer, will reassume responsibility for the company’s therapeutics business along with clinical, regulatory, quality, R&D and medical. Reporting to Mark across these functions is David Hollander, MD, MBA, Chief Medical Officer, who will take on the additional role of Global Therapeutics Franchise Lead. In this role, David will lead the company's global therapeutics strategy as well as U.S. commercial sales, marketing and payor functions. Tobin Schilke, Chief Financial Officer, will assume responsibility over the company’s manufacturing and supply chain operations.

2024 Guidance and Financial Outlook
•Product revenue guidance: Revance expects 2024 total product revenue, which includes sales of DAXXIFY and the RHA Collection, to be at least $280 million. Product revenue guidance for 2024 reflects the following assumptions:
◦RHA Collection DAXXIFY Aesthetic market share growth through deeper and broader account penetration.
◦DAXXIFY cervical dystonia launch expected mid-year 2024 and related modest revenue contribution.
•Operating expense guidance: Revance expects 2024 GAAP operating expenses to be between $460 million to $490 million and non-GAAP operating expenses, which exclude goodwill and intangible asset impairment, costs of revenues (exclusive of amortization), stock-based compensation, depreciation and amortization and restructuring charges to be between $290 million to $310 million. The midpoints of the GAAP and non-GAAP operating expense guidance ranges represent a corresponding 14% and 6% reduction from the company's 2023 operating expenses. The reduction is driven primarily by the exit of the company's OPUL payments business, in addition to the streamlining of the organization and improved operating efficiencies. Revance expects non-GAAP selling, general and administrative (SG&A) expenses to be between $240 million to $255 million.
•Financial outlook: With cash, cash equivalents, and short-term investments of $253.9 million as of December 31, 2023, and anticipated revenues and expenditures, management projects that the company will be funded to cash flow break-even and reach positive Adjusted EBITDA in 2025.
Longer-term, the company reaffirms its blockbuster potential in U.S. aesthetics supported by its innovative product portfolio including DAXXIFY and the RHA Collection. The company expects to increase revenue growth through deeper and broader account penetration of DAXXIFY and RHA and the introduction of new RHA indications and products.

Further, the company believes meaningful upside can be achieved with the expansion of DAXXIFY into therapeutics and internationally, as well as the company’s strategic partnerships with Fosun and Viatris – representing at least $5.0 billion in potential future growth opportunities1.

Conference Call
Revance will host a corresponding conference call and a live webcast at 1:30 p.m. PT / 4:30 p.m. ET on February 28, 2024, to discuss its financial results and provide a corporate update. Individuals interested in listening to the conference call may do so by dialing (833) 470-1428 for U.S callers and (929) 526-1599 for other locations and reference conference ID 643827 or from the webcast link in the investor relations section of the company's website at: www.revance.com.
A replay of the call will be available beginning February 28, 2024, at 4:30 p.m. PT / 7:30 p.m. ET to May 28, 2024 at 4:30 p.m. PT / 7:30 p.m. ET. To access the replay, please register through the webcast link found in the investor relations section of the company’s website. The webcast will be available in the investor relations section of the company's website for 90 days following the completion of the call.

About Revance
Revance is a biotechnology company setting the new standard in healthcare with innovative aesthetic and therapeutic offerings that enhance patient outcomes and physician experiences. Revance’s portfolio includes DAXXIFY® (DaxibotulinumtoxinA-lanm) for injection and the RHA® Collection of dermal fillers in the U.S. Revance has also partnered with Viatris Inc. to develop a biosimilar to onabotulinumtoxinA for injection and Shanghai Fosun Pharmaceutical to commercialize DAXXIFY® in China.

Revance’s global headquarters and experience center is located in Nashville, Tennessee. Learn more at Revance.com, RevanceAesthetics.com, DAXXIFY.com, HCP.DAXXIFYCervicalDystonia.com, or connect with us on LinkedIn(https://www.linkedin.com/company/revance).
“Revance”, the Revance logo, and DAXXIFY are registered trademarks of Revance Therapeutics, Inc. Resilient Hyaluronic Acid® and RHA are trademarks of TEOXANE SA.

Forward-Looking Statements
Any statements in this press release that are not statements of historical fact, including statements related to our guidance, including 2024 revenue and operating, selling, general and administrative expense guidance and related guidance assumptions, anticipated product revenue and volume growth; our blockbuster potential; our expected cash flow breakeven; our ability and timing related to achieving positive Adjusted EBITDA; our ability to execute our strategic priorities; our capital requirements and capital allocation plans; our potential to strengthen relationships with healthcare providers; the impact of our pricing strategy on our results, customer support and DAXXIFY adoption; the timing and plans related to the launch of DAXXIFY for the treatment of cervical dystonia; the commercial success of DAXXIFY; the exit of the OPUL payments business and anticipated cost savings generated by the exit; international expansion; the RHA® Collection of dermal fillers, including products pipeline, the launch of new indications and our ability to capitalize on portfolio synergies; the growth potential of our products, business and the market; our ability to increase product adoption; the potential to set a new standard of care; the potential benefits of our products, including efficacy, duration, fast-onset, improvement in skin quality and safety; our strategic partnerships; the anticipated approvals of DAXXIFY and commercialization of DAXXIFY through our Fosun partnership; development of a biosimilar to onabotulinumtoxinA for injection with our partner, Viatris; and our business and marketing strategy, and timeline, goals, plans and prospects, including our commercialization plans; constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, events, circumstances or achievements reflected in the forward-looking statements will ever be achieved or occur.

Forward-looking statements are subject to risks and uncertainties that could cause actual results and the timing of events to differ materially from our expectations. These risks and uncertainties relate to, but are not limited to: our ability to obtain funding for our operations; the timing of capital expenditures; the accuracy of our estimates regarding expenses, revenues, capital requirements, cost savings related to the divestiture of the OPUL payments business and supply chain and operational efficiencies; our financial performance and the economics of DAXXIFY and the RHA Collection of dermal fillers; the extent of future impairment charges; our ability to comply with our debt obligations; the impact of macroeconomic factors on our manufacturing operations, supply chain, end user demand for our products, commercialization efforts, business operations, regulatory meetings, inspections and approvals, clinical trials and other aspects of our business and on the market; our ability to maintain approval of our products; our ability and the ability of our partners to manufacture supplies for DAXXIFY and our drug product candidates; our ability to acquire supplies of the RHA Collection of dermal fillers;

the uncertain clinical development process; our ability to obtain, and the timing relating to, regulatory submissions and approvals with respect to our drug product candidates and third-party manufacturers; the risk that clinical trials may not have an effective design or generate positive results or that positive results would assure regulatory approval or commercial success; the applicability of clinical study results to actual outcomes; the rate and degree of economic benefit, safety, efficacy, duration, commercial acceptance, market, competition and/or size and growth potential of DAXXIFY, the RHA Collection of dermal fillers, and our drug product candidates, if approved; our ability to successfully commercialize DAXXIFY and to continue to successfully commercialize the RHA Collection of dermal fillers; the timing and cost of commercialization activities; securing or maintaining adequate coverage or reimbursement by third-party payers for DAXXIFY; the proper training and administration of our products by physicians and medical staff; our ability to maintain and gain acceptance from injectors and physicians in the use of DAXXIFY for aesthetic and therapeutic indications; our ability to strengthen professional partnerships; our ability to expand sales and marketing capabilities; the status of commercial collaborations; our ability to effectively manage the exit of the OPUL payments business; changes in and failures to comply with laws and regulations; our ability to continue obtaining and maintaining intellectual property protection for our products; the cost and our ability to defend ourselves in product liability, intellectual property, class action or other lawsuits; our ability to limit or mitigate cybersecurity incidents; the volatility of our stock price; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in our periodic filings with the Securities and Exchange Commission (SEC), including factors described in the section entitled "Risk Factors" in our Form 10-K expected to be filed with the SEC on February 28, 2024, and including, without limitation, our Form 10-Qs for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 9, 2023, August 8, 2023 and November 8, 2023, respectively. The forward-looking statements in this press release speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures
Revance has presented certain preliminary and unaudited non-GAAP financial measures and forward-looking non-GAAP financial measures in this release, including non-GAAP SG&A expenses, non-GAAP R&D expenses; non-GAAP OPEX; and Adjusted EBITDA. Non-GAAP SG&A expense and non-GAAP R&D expense exclude depreciation, amortization, stock-based compensation and restructuring charges; and non-GAAP OPEX excludes costs of revenue (exclusive of amortization), depreciation, amortization, stock-based compensation and restructuring and impairment charges. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, stock-based compensation and extraordinary items such as restructuring and impairment charges. The company excludes costs of revenue (exclusive of amortization), depreciation, amortization, stock-based compensation and extraordinary items like restructuring and impairment charges because management believes the exclusion of these items is helpful to investors to evaluate the Company’s recurring operational performance. Company management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an ongoing basis, and internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

Revance is unable to reconcile forward-looking non-GAAP OPEX, non-GAAP SG&A expenses or Adjusted EBITDA to the most directly comparable GAAP measure because the items that are being excluded from the non-GAAP financial measure are difficult to predict and a reconciliation or a range of results could lead to disclosure that would be imprecise or potentially misleading. Material changes to any one of the exclusions could have a significant effect on our forward-looking estimates and GAAP results. Such items include costs of revenue (exclusive of amortization), depreciation, amortization and stock-based compensation, as well as extraordinary items like restructuring and impairment charges.

Sources
1.Includes U.S. therapeutic market of $2.2 billion based on Decision Resources Group Market Analysis 2024 for cervical dystonia, spasticity, and migraine; International toxin market (aesthetic and therapeutic) of $2.7 billion, based on Decision Resources Group Therapeutic Botulinum Toxin Market Analysis Global 2024 and Decision Resources Group Aesthetics Injectables Botulinum Toxin Reports 2024; Fosun partnership opportunity of up to $223 million in milestone payments and low to high-teens royalties; and Viatris partnership opportunity of up to $225 million in milestone payments and low to mid-teens royalties for key markets.

Investors
Revance Therapeutics, Inc.:
Jessica Serra, 510-279-6886
jessica.serra@revance.com
or
Gilmartin Group, LLC.:
Laurence Watts, 619-916-7620
laurence@gilmartinir.com

Media
Revance Therapeutics, Inc.:
Cathryn Castaldo, 615-245-7567
cathryn.castaldo@revance.com

REVANCE THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	December 31,
	2023	2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$137,329	$108,965
Restricted cash, current	550	—
Short-term investments	116,586	231,742
Accounts receivable, net	27,676	11,339
Inventories	45,579	18,325
Prepaid expenses and other current assets	11,145	4,356
Total current assets	338,865	374,727
Property and equipment, net	17,225	13,799
Goodwill	—	77,175
Intangible assets, net	9,808	35,344
Operating lease right-of-use assets	53,167	39,223
Finance lease right-of-use asset	19,815	6,393
Restricted cash, non-current	6,870	6,052
Finance lease prepaid expense	32,383	27,500
Other non-current assets	321	1,687
TOTAL ASSETS	$478,454	$581,900
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$13,809	$4,546
Accruals and other current liabilities	53,824	59,357
Deferred revenue, current	10,737	6,867
Finance lease liability, current	2,651	669
Operating lease liabilities, current	5,703	4,243
Debt, current	2,500	—
Total current liabilities	89,224	75,682
Debt, non-current	426,595	379,374
Deferred revenue, non-current	70,419	78,577
Operating lease liabilities, non-current	40,985	34,182
Other non-current liabilities	2,835	1,485
TOTAL LIABILITIES	630,058	569,300
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, par value $0.001 per share — 5,000,000 shares authorized, and no shares issued and outstanding as of December 31, 2023 and 2022	—	—
Common stock, par value $0.001 per share — 190,000,000 shares authorized as of December 31, 2023 and 2022; 87,962,765 and 82,385,810 shares issued and outstanding as of December 31, 2023 and 2022, respectively	88	82
Additional paid-in capital	1,926,654	1,767,266
Accumulated other comprehensive gain (loss)	14	(374)
Accumulated deficit	(2,078,360)	(1,754,374)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(151,604)	12,600
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$478,454	$581,900

REVANCE THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Product revenue	$58,498	$45,730	$212,658	$118,131
Service revenue	2,307	2,944	12,249	6,990
Collaboration revenue	8,994	1,247	9,133	7,444
Total revenue	69,799	49,921	234,040	132,565
Operating expenses:
Cost of product revenue (exclusive of amortization)	15,420	20,284	62,335	44,414
Cost of service revenue (exclusive of amortization)	2,052	3,231	12,028	7,253
Selling, general and administrative	85,243	65,237	297,732	223,934
Research and development	20,366	19,541	79,410	101,286
Goodwill impairment	—	69,789	77,175	69,789
Intangible asset impairment	—	—	16,007	—
Amortization	671	16,250	6,130	27,847
Total operating expenses	123,752	194,332	550,817	474,523
Loss from operations	(53,953)	(144,411)	(316,777)	(341,958)
Interest income	3,434	3,031	13,285	4,891
Interest expense	(5,398)	(3,752)	(19,356)	(16,474)
Other income (expense), net	218	(820)	(838)	(2,181)
Loss before income taxes	(55,699)	(145,952)	(323,686)	(355,722)
Income tax provision	—	—	(300)	(700)
Net loss	(55,699)	(145,952)	(323,986)	(356,422)
Unrealized gain (loss)	27	86	388	(356)
Comprehensive loss	$(55,672)	$(145,866)	$(323,598)	$(356,778)
Basic and diluted net loss	$(55,699)	$(145,952)	$(323,986)	$(356,422)
Basic and diluted net loss per share	$(0.62)	$(1.82)	$(3.83)	$(4.90)
Basic and diluted weighted-average number of shares used in computing net loss per share	90,146,142	80,126,454	84,599,409	72,713,340

REVANCE THERAPEUTICS, INC.

Product Revenue Breakdown (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Product:
RHA® Collection of dermal fillers	$34,467	$34,755	$128,647	$107,156
DAXXIFY®	24,031	10,975	84,011	10,975
Total product revenue	$58,498	$45,730	$212,658	$118,131

Reconciliation of GAAP SG&A Expense to Non-GAAP SG&A Expense (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
GAAP SG&A expense	$85,243	$65,237	$297,732	$223,934
Adjustments:
Stock-based compensation	(7,772)	(8,658)	(38,814)	(36,595)
Depreciation and amortization	(419)	(1,048)	(4,234)	(4,238)
Restructuring charges	(528)	—	(1,260)	—
Non-GAAP SG&A expense	$76,524	$55,531	$253,424	$183,101

Reconciliation of GAAP R&D Expense to Non-GAAP R&D Expense (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
GAAP R&D expense	$20,366	$19,541	$79,410	$101,286
Adjustments:
Stock-based compensation	(1,073)	(2,069)	(8,999)	(15,745)
Depreciation and amortization	(329)	(168)	(3,329)	(1,647)
Restructuring charges	(317)	—	(1,610)	—
Non-GAAP R&D expense	$18,647	$17,304	$65,472	$83,894

Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
GAAP operating expenses	$123,752	$194,332	$550,817	$474,523
Adjustments:
Goodwill and intangible asset impairment	—	(69,789)	(93,182)	(69,789)
Costs of revenue (exclusive of amortization)	(17,472)	(23,515)	(74,363)	(51,667)
Stock-based compensation	(8,845)	(10,727)	(47,813)	(52,340)
Depreciation and amortization	(1,419)	(17,466)	(13,693)	(33,732)
Restructuring charges	(845)	—	(2,870)	—
Non-GAAP operating expenses	$95,171	$72,835	$318,896	$266,995

REVANCE THERAPEUTICS, INC.

Reconciliation of Net Loss to Adjusted EBITDA (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net loss	$(55,699)	$(145,952)	$(323,986)	$(356,422)
Adjustments:
Goodwill and intangible asset impairment	—	69,789	93,182	69,789
Restructuring charges	845	—	2,870	—
Stock-based compensation	8,845	10,727	47,813	52,340
Interest expense, net	1,964	721	6,071	11,583
Income tax provision	—	—	300	700
Depreciation and amortization	1,419	17,466	13,693	33,732
Adjusted EBITDA	$(42,626)	$(47,249)	$(160,057)	$(188,278)